Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and to the incorporation by reference therein of our reports dated February 28, 2023, with respect to the consolidated financial statements of Spirit Realty Capital, Inc. and the effectiveness of internal control over financial reporting of Spirit Realty Capital, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 19, 2023